Exhibit 10.24

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is entered into as of February 27, 2018, by and between Chemical Financial Corporation (“Chemical”), Chemical Bank (the “Bank”) and Robert Rathbun (the “Executive”).

Recitals

WHEREAS, Chemical believes that the establishment and maintenance of sound and vital management of Chemical is essential to the protection and enhancement of the interests of Chemical and Chemical’s shareholders;

WHEREAS, Chemical also recognizes the possibility of a Change in Control (as defined herein), with the attendant uncertainties and risks that might result in the departure or distraction of Chemical’s key employees to Chemical’s detriment;

WHEREAS, Chemical has determined that it is appropriate to take steps to induce key employees to remain with Chemical, and to reinforce and encourage their continued attention and dedication, when faced with the possibility of a Change in Control; and

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions.

(a)“Affiliate” any organization controlling, controlled by or under common control with Chemical.

(b)“Bank” means Chemical Bank.

(c)“Base Salary” means Executive’s annual base compensation as in effect immediately prior to Executive’s Termination Date, disregarding any base salary reduction due to a Good Reason event, as described below.

(d)“Board” means the Board of Directors of Chemical

(e)“Bonus” means a payment under Chemical’s Annual Executive Incentive Plan.

(f)“Cause” means (i) Executive’s removal by order of a regulatory agency having jurisdiction over Chemical or the Bank; (ii) Executive’s material breach of any provision in this Agreement; if the breach is curable, it shall constitute Cause only if it continues uncured for a period of twenty (20) days after Executive’s receipt of written notice of such breach by Chemical; (iii) Executive’s failure or refusal, in any material manner to perform all lawful services required of him in his employment positions with Chemical, which failure or refusal continues for more than twenty (20) days after Executive’s receipt of written notice of such deficiency; (iv) Executive’s commission of fraud, embezzlement, theft, or a crime constituting moral turpitude, whether or not involving Chemical or the Bank, which in the reasonable good faith judgment of Chemical’s Board, renders Executive’s continued employment harmful to Chemical; (v) Executive’s misappropriation of the assets of Chemical or the Bank or their property, including without limitation, obtaining material reimbursement through financial vouchers or expense reports; or (vi) Executive’s conviction or the entry of a plea of guilty or no contest by Executive with respect to any felony or other crime which, in the reasonable good faith judgment of Chemical’s Board, adversely affects Chemical, and its reputation.

(g)“Change in Control” means the occurrence of any of the following events: (i) the acquisition by a person or persons acting as a group, of Chemical stock that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Chemical; (ii) the majority of the members of Chemical’s Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election; or (iii) the acquisition, by a person or persons acting as a group, of Chemical’s assets that have a total gross fair market value equal to or exceeding fifty percent (50%) of the total gross fair market value of Chemical’s assets in a single transaction or within a 12-month period ending with the most recent acquisition. For purposes of this Section, gross fair market value means the value of Chemical’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of Chemical or a subsidiary of Chemical, or other similar fiduciary capacity of Chemical with direct voting control of the stock shall be treated as a person or group within the meaning of subsection (i) hereof. Further, no profit sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of Chemical or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection (i) hereof.

(h)“Code” means the Internal Revenue Code of 1986, as amended.

(i)“Equity Plans” means any stock option, performance share unit, time restricted stock unit or other equity-based compensation programs offered by Chemical.

(j)“Fringe Benefits” means health and dental, life insurance, short and long term disability insurance, retirement and other employee fringe benefit programs covering Chemical’s salaried employees as a group, and in any programs applicable to senior executives of Chemical or the Bank, as applicable.

(k)“Good Reason” means the occurrence of any of the following events without the written consent of Executive:

(i)any material reduction in Executive’s Base Salary, as it may be adjusted from time to time, without a corresponding reduction in the base salaries of the other executives of Chemical and the Bank;

(ii)any material reduction in the status, position or responsibilities of Executive;

(iii)any requirement by Chemical (without Executive’s consent) that Executive be principally based at any office or location more than sixty (60) miles from Executive’s principal work location as of the effective date of this Agreement; or

(iv)any material breach of this Agreement by Chemical or the Bank.

Notwithstanding the foregoing, if Executive fails to give Chemical written notice of Executive’s intention to terminate employment with Chemical for Good Reason within sixty (60) days following Executive’s knowledge of any Good Reason event and a period of thirty (30) days in which Chemical may remedy the event alleged to constitute Good Reason, and if Executive has not Separated from Service (as defined below) within sixty (60) days following expiration of Chemical’s cure period, the event shall not constitute Good Reason, and Executive shall have no right to terminate employment for Good Reason as a result of such event.
(l)“Release” means Executive’s waiver and release of claims against Chemical and the Bank, as described in Section 2(a).

(m)“Separation from Service” means the definition set forth in Section 5(b).

(n)“Termination Date” means the date on which Executive incurs a Separation of Service.

(o)“Termination Without Cause” means (a) Executive’s Separation from Service by Chemical for reasons other than Cause, disability, death, or voluntary termination of employment by Executive or (b) Good Reason Termination by Executive.

2.Change in Control Termination Without Cause. If Executive incurs a Termination Without Cause within either (a) two (2) years following the date of a Change in Control, or (b) within six (6) months before the date of a Change in Control, Executive shall be entitled to Change in Control Severance, as described below (“Change in Control Severance”).

(a)Change in Control Severance Pay. If Executive incurs a Change in Control Termination Without Cause, Executive shall be entitled to receive Change in Control Severance Pay in the amount of one (1) times the sum of (i) Executive’s then Base Salary, disregarding any Base Salary reduction due to a Good Reason termination, plus (ii) the average of Executive’s Bonuses under Chemical’s Annual Executive Incentive Plan for each of the three (3) most recent complete calendar years of Executive’s employment with Chemical (or the lesser number of complete calendar years that Executive has been employed by Chemical), payable in one (1) lump sum cash payment (“Change in Control Severance Pay”). The amount shall be reduced by any severance previously received by Executive under any other Chemical severance arrangement. The Change in Control Severance Pay is conditioned upon Executive and Chemical executing a mutually agreeable release of claims, in substantially the form attached hereto as Appendix A (the “Release”), which is enforceable within sixty (60) days following Executive’s Termination Date. Subject to any delayed payment due to Executive’s status as a “Specified Employee” under Code Section 409A, if applicable, and as described more fully in Section 5(b) below, the Change in Control Severance Pay shall be payable to Executive on the first pay date after sixty (60) days have lapsed following Executive’s Separation from Service, provided that if the 60-day period spans two (2) calendar years, the payment shall be made on the first pay date in the second calendar year and provided further that

Chemical, in its sole discretion, may make the payment earlier if such commencement does not violate Code Section 409A. Notwithstanding the foregoing, if Executive is entitled to Change in Control Severance but violates any provisions of Sections 7 through 9 hereof after termination of employment, Chemical shall have any remedies, including claw back, that may be available to Chemical in law or at equity.

(b)Health Coverage Payment. Chemical shall pay Executive a lump sum stipend equal to twelve (12) times Executive’s monthly contribution towards Executive’s then current employee and dependent health, prescription drug and dental coverage elections, conditioned on Executive’s execution of the Release described herein that becomes irrevocable within sixty (60) days following Executive’s Termination Date, with the stipend payable on the first payroll date after sixty (60) days have lapsed following Executive’s Separation from Service, provided that if the 60-day period spans two (2) calendar years, the payment shall be made on the first pay date in the second calendar year and provided further that Chemical, in its sole discretion, may make the payment earlier if such commencement does not violate Code Section 409A. If Executive is not enrolled in Chemical’s health, prescription drug and dental plans, the monthly contribution shall be based on Executive’s contribution towards family coverage for such plans determined at the time employment terminates. Although the right to payment under this paragraph is based on Executive’s health, prescription drug and/or dental plan at the time Executive’s employment terminates and is intended to fund payment for health coverage, the payment is not required to be used for health coverage and Executive may use the payment for any purpose.

(c)Equity-Based Awards. Effective upon expiration of the Release revocation period described in Section 2(a) above, all equity-based awards previously granted to Executive and outstanding at the time of his Termination Date shall be treated as follows: (i) all unvested stock options immediately shall vest, become exercisable and together with Executive’s other vested, unexercised stock options, remain exercisable until the earlier of their original term and three (3) years following Executive’s Termination Date; (ii) all outstanding time-based restricted stock units automatically shall vest and be convertible into Chemical’s Common Stock, with settlement to occur within seven (7) days thereafter; (iii) all performance-based stock units (“PSUs”), shall remain outstanding, subject to their original performance goals, and the restrictions under each such grant shall not lapse until Chemical’s Compensation and Pension Committee has determined that the applicable performance goals have been attained and the level to which such goals were attained, at which time the restrictions shall lapse on the number of units corresponding to the level of the attained performance, as if Executive had remained employed by Chemical through the last day of the applicable performance period, and such units shall become convertible into Chemical’s Common Stock, with settlement to occur as soon as administratively feasible, on the same date as settlement occurs for the other holders of PSUs for the applicable performance period; and (iv) any other equity-based awards shall vest in accordance with the terms of the applicable equity-based plan or grant agreement.

(d)Outplacement Services. Chemical shall provide Executive with executive-level outplacement services through an outplacement services firm selected by Chemical with Executive’s approval, which approval shall not be withheld if the firm selected is reputable, for a period not to exceed twelve (12) months after Executive’s Termination Date. The timing of outplacement services shall be determined by Executive, provided that all costs under this subsection must be incurred, and all applicable payments to the outplacement firm made, within twelve (12) months following Executive’s Termination Date.

3.Conditions to Change in Control Severance. To be eligible for Change in Control Severance, Executive must meet the following conditions: (i) Executive must comply with Executive’s obligations under this Agreement that continue after termination of employment; (ii) Executive must promptly sign and continue to honor the Release referenced above, in a form acceptable to Chemical, of any and all claims arising out of or relating to Executive’s employment or its termination and any and all claims that Executive might otherwise have against Chemical, the Bank, Chemical’s Affiliates, or any of their officers, directors, employees and agents, provided that the Release shall not waive Executive’s right to claims or rights related to (A) this Agreement; (B) unpaid Base Salary through his Termination Date; (C) unpaid expense reimbursements for authorized business expenses incurred before the employment Termination Date; (D) any Equity Plan benefits; (E) benefit plans (for example to convert life insurance); (F) any rights under the terms of any qualified retirement plan covering Executive; and (G) Executive’s rights of indemnification under Chemical’s or the Bank’s Articles of Incorporation or Bylaws, as applicable, or any indemnification agreement entered into between Executive and Chemical, the Bank or any Affiliate (in addition, the Release does not affect Executive’s right to cooperate in an investigation by the Equal Employment Opportunity Commission); (iii) Executive must resign upon written request by Chemical from all positions with or representing Chemical, the Bank or any Affiliate, including but not limited to, membership on boards of directors; and (iv) Executive must provide Chemical for a period of six (6) months after his employment Termination Date with consulting services regarding matters within the scope of Executive’s former duties upon request of the Chief Executive Officer; provided, however, that Executive only shall be required to provide those services by telephone at Executive’s reasonable convenience and without substantial interference with Executive’s other activities or commitments.

4.Golden Parachute Cap. Notwithstanding anything in this Agreement to the contrary, any payment or benefit to be provided to Executive, whether pursuant to this Agreement or otherwise, that is a “Parachute Payment” as defined in Code Section 280G(b)(2), shall be reduced to the extent necessary so that the benefits payable or to be provided to Executive under this Agreement that are Parachute Payments, as well as any Parachute Payments provided outside of this Agreement shall not cause Chemical, the Bank or any Affiliate to have paid an “Excess Parachute Payment” as defined in Code Section 280G(b)(1). If it is established that an Excess Parachute Payment has occurred or shall occur under this Agreement or otherwise, any remaining Parachute Payments shall be reduced (cash payments first) to ensure that the total payments to Executive do not exceed 2.99 times Executive’s “Base Amount” as defined in Code Section 280G(b)(3).

5.Application of Internal Revenue Code Section 409A.

(a)All payments and benefits provided under this Agreement are intended to be exempt from, or in accordance with, Code Section 409A, and the Agreement is to be interpreted accordingly. Each installment payment is intended to constitute a separate benefit and terms such as “employment termination,” “termination from employment” or like terms are intended to constitute a “Separation from Service,” as defined below. To the extent payments or benefits hereunder are exempt from Code Section 409A, such payments or benefits are intended to be exempt under the short term deferral exemption, or exempt or partially exempt under the involuntary separation pay plan exemption. Notwithstanding the forgoing, neither Chemical, the Bank nor any Affiliate has responsibility for any taxes, penalties or interest incurred by Executive in connection with payments and benefits provided under this Agreement, including any imposed by Code Section 409A.

(b)Despite other payment timing provisions in this Agreement, any payments and benefits provided hereunderunder that constitute nonqualified deferred compensation that are subject to Code Section 409A, shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “Separation from Service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”). However, if Chemical determines that the Change in Control severance is subject to Code Section 409A, and Executive is a “Specified Employee” (as defined under Code Section 409A) at the time of Separation from Service, then, solely to the extent necessary to avoid adverse tax consequences to Executive under Code Section 409A, the timing of any Change in Control Severance payments or benefits shall be delayed until the earlier to occur of: (i) the date that is six (6) months and one (1) day after Executive’s Separation from Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and Chemical (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Change in Control Severance payments or benefits that Executive otherwise would have received through the Specified Employee Initial Payment Date if the commencement of such Change in Control Severance had not been so delayed pursuant to this Section, and (B) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

6.Further obligations. Except as expressly provided above or as otherwise required by law, Chemical shall have no obligations to Executive in the event of the termination of this Agreement for any reason.

7.Confidential Information.

(a)Executive acknowledges that Chemical and the Bank have and shall give Executive access to certain highly-sensitive, confidential, and proprietary information belonging to Chemical, the Bank, their Affiliates or third parties who may have furnished such information under obligations of confidentiality, relating to and used in Chemical’s Business, as defined below (collectively, “Confidential Information”). Executive acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of confidential or proprietary information and material financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by Chemical, the Bank or their Affiliates; information related to Chemical’s, the Bank’s or their Affiliates’ inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to Chemical’s, the Bank’s or their Affiliates’ customers, suppliers, distributors, or investors; the specific terms of Chemical’s, the Bank’s or their Affiliates’ agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which Chemical, the Bank or their Affiliates may be associated from time to time; and any and all information relating to the operation of Chemical’s, the Bank’s or their Affiliates’ business which Chemical, the Bank or their Affiliates may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by Chemical, the Bank or their Affiliates as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b)Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information.

(c)Executive acknowledges that Confidential Information owned or licensed by Chemical, the Bank or their Affiliates is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy. Executive hereby relinquishes, and agrees that he shall not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(d)During and after his employment with Chemical and the Bank, Executive shall hold in trust and confidence all Confidential Information, and shall not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by Chemical or as authorized in writing by Chemical. Executive further agrees that during and after his employment with Chemical and the Bank, Executive shall not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by Chemical or as authorized in writing by Chemical.

(e)The restrictions in this Section shall not apply to any information to the extent that Executive is required to disclose such information by law, provided that Executive (i) notifies Chemical of the existence and terms of such obligation, (ii) gives Chemical a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(f)Return of Property. Upon request by Chemical during employment and automatically and immediately at employment termination, Executive shall return to Chemical all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of Chemical and the Bank in his possession or under his control. If requested by Chemical, Executive shall certify in writing that all such materials have been returned to Chemical. Executive also expressly agrees that immediately upon termination of his employment with Chemical for any reason, Executive shall cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by Chemical or the Bank for the use of their employees.

8.Assignment of Inventions.

(a)Executive agrees that all developments or inventions (including without limitation any and all software programs (source and object code), algorithms and applications, concepts, designs, discoveries, improvements, processes, techniques, know-how and data) that result from work performed by Executive for Chemical, the Bank and their Affiliates, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (“Inventions”), shall be the sole and exclusive property of Chemical or its nominees, and Executive shall and hereby does assign to Chemical all rights in and to such Inventions upon the creation of any such Invention, including, without limitation: (i) patents, patent applications and patent rights throughout the world; (ii) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information throughout the world; (iv) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable), now existing or hereafter filed, issued or acquired (collectively, the “IP Rights”).

(b)For avoidance of doubt, if any Inventions fall within the definition of “work made for hire” as such term is defined in 17 U.S.C. § 101, such Inventions shall be considered “work made for hire” and the copyright of such Inventions shall be owned solely and exclusively by Chemical. If any Invention does not fall within such definition of “work made for hire” then Executive’s right, title and interest in and to such Inventions shall be assigned to Chemical pursuant to Section 8(a) above.

(c)Chemical and its nominees shall have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Executive further agrees, at Chemical’s expense, to: (i) reasonably assist Chemical in obtaining and from time to time enforcing such IP Rights relating to Inventions, and (ii) execute and deliver to Chemical or its nominee upon reasonable request all such documents as Chemical or its nominee may reasonably determine are necessary or appropriate to effect the purposes of this Section 8, including assignments of inventions. Such documents may be necessary to: (A) vest in Chemical or its nominee clear and marketable title in and to Inventions; (B) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions; or (C) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Executive’s obligations pursuant to this Section 8 shall continue beyond the termination of Executive’s employment with Chemical. If Chemical is unable for any reason to secure Executive’s signature to any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints Chemical and its then current Chief Executive Officer as Executive’s agent and attorney-in-fact to act for and in behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Executive.

(d)The obligations of Executive under this Section 8 shall not apply to any Invention that Executive developed entirely on his own time without using Chemical’s equipment, supplies, facility or trade secret information, except for those Inventions that (i) relate to Chemical’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Chemical or the Bank. Executive shall bear the burden of proof in establishing the applicability of this subsection to a particular circumstance.

9.Non-Competition and Non-Solicitation.

(a)Purpose. Executive understands and agrees that the purpose of this Section 9 is solely to protect Chemical’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and Chemical’s competitive advantage. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.

(b)Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i)“Business” means the business(es) in which Chemical, the Bank or their Affiliates were engaged in at the time of, or during the twelve (12) month period prior to, the applicable Termination Date.

(ii)“Customer” means any person or entity who is or was a customer, supplier or client of Chemical, the Bank or their Affiliates with whom Executive had any contact or association for any reason and with whom Executive had dealings on behalf of Chemical, the Bank or their Affiliates in the course of his employment with Chemical and the Bank.

(iii)“Chemical Employee” means any person who is or was an employee of Chemical, the Bank or their Affiliates at the time of, or during the twelve (12) month period prior to, the applicable Termination Date.

(iv)“Restricted Period” means the period during Executive’s employment with Chemical and for twelve (12) months from and after Executive’s applicable Termination Date; provided, however, that this period shall be tolled and shall not run during any time Executive is in violation of this Section 9, it being the intent of the parties that the Restricted Period shall be extended for any period of time in which Executive is in violation of this Section 9.

(v)“Restricted Territory” means Michigan or any other state in which Chemical, the Bank or any Affiliate operates a banking, insurance or securities products and services institution at the time of, or during the twelve (12) month period prior to, the applicable Termination Date.

(c)Non-Competition. During the Restricted Period, Executive shall not in the Restricted Area, on his own behalf or on behalf of any other person:

(i)assist or have an interest in (whether or not such interest is active), whether as partner, investor, stockholder, officer, director or as any type of principal whatever, any person, firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business; provided, however, that Executive shall be permitted to make passive investments in the stock of any publicly traded business (including a competitive business), as long as the stock investment in any competitive business does not rise above one percent (1%) of the outstanding shares of such business; or

(ii)enter into the employment of or act as an independent contractor or agent for or advisor or consultant to, any person, firm, partnership, association, corporation, business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business, or is a governmental regulator agency of the Business.

(d)Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other party:

(i)Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by Chemical, the Bank or their Affiliates;

(ii)Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by Chemical, the Bank or their Affiliates;

(iii)Induce, encourage, or attempt to induce or encourage any Customer to purchase or accept products or services that are similar to or competitive with those offered by Chemical, the Bank or their Affiliates from any person or entity (other than Chemical, the Bank or their Affiliates ) engaging in the Business;

(iv)Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with Chemical, the Bank or their Affiliates; or

(v)Solicit, induce, or attempt to solicit or induce any employee of Chemical, the Bank or their Affiliates to terminate employment with Chemical, the Bank or their Affiliates.

(e)Reasonableness of Restrictions. Executive acknowledges and agrees that the restrictive covenants in this Agreement (i) are essential elements of Executive’s employment by Chemical and the Bank and are reasonable given Executive’s access to Chemical’s the Bank’s and their Affiliates’ Confidential Information and the substantial knowledge and goodwilll Executive shall acquire with respect to the business of Chemical, the Bank and their Affiliates as a result of his employment with Chemical and the Bank, and the unique and extraordinary services to be provided by Executive to Chemical and the Bank; and (ii) are reasonable in time, territory, and scope, and in all other respects.

(f)Preserve Livelihood. Executive represents that his experience, capabilities and personal assets are such that this Agreement does not deprive him from either earning a livelihood in the unrestricted business activities which remain open to him or from otherwise adequately and appropriately supporting himself and his family.

(g)Judicial Modification. Should any part or provision of this Section 9 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 9 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that such court deems valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

10.Disparagement. Executive agrees not to disparage Chemical, the Bank and their Affiliates following his Termination Date.

11.Enforcement. Executive acknowledges and agrees that Chemical shall suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under Sections 7, 8, 9, or 10 of this Agreement and that monetary damages would be inadequate to compensate Chemical for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive’s obligations under Sections 7, 8, 9, or 10 of this Agreement, Chemical shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. Chemical shall be entitled to recover its costs incurred in connection with any action to enforce Sections 7, 8, 9, or 10 of this Agreement, including reasonable attorneys’ fees and expenses.

12.Miscellaneous.

(a)Entire Agreement. This Agreement, when aggregated with the attached Release, as applicable, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter. The foregoing notwithstanding, the letter agreement between the Bank and the Executive dated November 3, 2017 and effective November 13, 2017 (the “Letter Agreement”), continues in full force and effect, except that the Change in Control provisions in the Letter Agreement are superseded in their entirety by this Agreement.

(b)Successors and Assigns.

(i)This Agreement shall not be terminated by any merger or consolidation of Chemical or the Bank whereby Chemical or the Bank is not the surviving or resulting corporation, or as a result of any transfer of all or substantially all of the assets of Chemical or the Bank. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(ii)Chemical agrees that concurrently with any merger, consolidation or transfer of assets constituting a Change in Control, it shall cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or Executive’s beneficiary or estate), all of Chemical’s obligations hereunder. Failure of Chemical to obtain such assumption prior to the effective date of any Change in Control shall be a material breach of Chemical’s obligations to Executive under this Agreement.

(iii)This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Executive, heirs, executors, and/or personal representatives. Executive may not assign, delegate or otherwise transfer any of Executive’s rights, interests or obligations in this Agreement. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no such person is appointed, to Executive’s estate.

(c)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Agreement.

(d)Notices. Any notice pursuant to this Agreement must be in writing and shall be deemed effectively given to the other party on (i) the date it is actually delivered by overnight courier service (such as FedEx) or personal delivery of such notice in person, or (ii) three (3) days after mailing by certified or registered U.S. mail, return receipt requested; in each case the appropriate address shown below (or to such other address as a party may designate by notice to the other party):

If to Executive:                Robert S. Rathbun

If to Chemical and the Bank:        Chemical Financial Corporation                                            2301 West Big Beaver Road
Troy, MI 48084
Attention: Chief Executive Officer

(e)Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the amendment is authorized by Chemical’s Board or a committee of Chemical’s Board, is in writing and signed by Chemical and Executive. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement shall not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement shall be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(f)Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable shall not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

(g)Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any “Section” refers to the corresponding Section of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement shall be construed as if drafted jointly by Chemical, the Bank and Executive, and no presumption or burden of proof shall arise favoring or disfavoring Chemical, the Bank or Executive by virtue of the authorship of any provision in this Agreement. All words in this Agreement shall be construed to be of such gender or number as the circumstances require.

(h)Survival. The terms of Sections 7, 8, 9, 10, 11 and 12 shall survive the termination of this Agreement for any reason.

(i)Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

(j)Venue. Executive, Chemical and the Bank agree that the exclusive forum for resolving any disputes between the parties related to the Agreement shall be arbitration before the American Arbitration Association applying the Employment Arbitration Rules and Mediation Procedures as amended and effective November 1, 2009. The Arbitrator shall be empowered to grant any legal or equitable relief available to the parties, including interim equitable relief as set forth in the Optional Rules for Emergency Measures of Protection. Any award of the Arbitration may be enforced through proceedings in a court of competent jurisdiction.

(k)Governing Law. This Agreement shall be governed by the laws of the State of Michigan without giving effect to any choice or conflict of law principles of any jurisdiction.

[Signatures are on the Next Page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as set forth below.

Date:	February 27, 2018	/s/ Robert S. Rathbun
Robert S.Rathbun Executive Vice President Retail & Regional President of the East Region Chemical Bank

Date:	February 27, 2018	/s/ David T. Provost
David T. Provost Chief Executive Officer and President Chemical Financial Corporation

Date:	February 27, 2018	/s/ Thomas C. Shafer
Thomas C. Shafer Chief Executive Officer and President Chemical Bank

APPENDIX A

CHANGE IN CONTROL AGREEMENT RELEASE

THIS RELEASE AGREEMENT (the “Release”) is made as of the ____ day of _______, 20__, by and between Chemical Financial Corporation (“Chemical”), Chemical Bank (“Bank”) and __________ _. __________ (the “Executive”) (in the aggregate, the “Parties”).

WHEREAS, Chemical, the Bank and Executive have entered into a Change in Control Agreement dated as of February __, 2018 (the “Change in Control Agreement”), pursuant to which Executive is entitled to receive certain additional compensation upon termination of Executive’s employment with Chemical pursuant to a Change in Control (all as defined in the Change in Control Agreement); and

WHEREAS, Executive’s receipt of the additional compensation under the Change in Control Agreement is conditioned upon the execution of this Release that is mutually acceptable to the Parties; and

WHEREAS, Executive’s employment with Chemical and the Bank has been/shall be terminated effective ______________ __, 20__ [Without Cause] [due to Good Reason by the Executive];

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Parties as follows:

1.    Additional Compensation. Subject to the terms and conditions hereof, Chemical shall pay Executive the additional compensation set forth in Section 2 of the Change in Control Agreement, net of applicable withholding taxes, commencing after the expiration of the waiting period set forth herein and in accordance with the terms of the Change in Control Agreement.

2.    Release.

(a)    In exchange for the good and valuable consideration set forth herein, Executive agrees for himself, his heirs, administrators, representatives, executors, successors and assigns (“Releasors”), to irrevocably and unconditionally release, waive and forever discharge any and all manner of action, causes of action, claims, rights, promises, charges, suits, damages, debts, lawsuits, liabilities, rights, due controversies, charges, complaints, remedies, losses, demands, obligations, costs, expenses, fees (including, without limitation attorneys’ fees), or any and all other liabilities or claims of whatsoever nature, whether arising in contract, tort, or any other theory of action, whether arising in law or in equity, whether known or unknown, choate or inchoate, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, including, but not limited to, any claim and/or claim of damages or other relief for tort, breach of contract, personal injury, negligence, age discrimination under The Age Discrimination In Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws including sex, race, national origin, marital status, age, handicap, height, weight, or religious discrimination, and any other claims of unlawful employment practices or any other unlawful criterion or circumstance which Executive and Releasors had, now have, or may have in the future against each or any of Chemical, its parent, divisions, affiliates and related companies or entities, regardless of its or their form of business organization (the “Company Entities”), any predecessors, successors, joint ventures, and parents of any Company Entity, and any and all of their respective past or present directors, officers, shareholders, partners, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representative and fiduciaries, successors and assigns including without limitation all persons acting by, through, under or in concert with any of them (all collectively, the “Released Parties’) arising out of or relating to his employment relationship with Chemical, its predecessors, successors or affiliates and the termination thereof. Executive understands that he does not waive rights or claims that may arise after the date of this Release.

(b)    Executive acknowledges that he has read this Release carefully and understands all of its terms.

(c)    Executive understands and agrees that he has been advised to consult with an attorney prior to executing this Release.

(d)    Executive understands that he is entitled to consider this Release for at least [twenty-one (21)][forty-five (45)] days before signing the Release. However, after due deliberation, Executive may elect to sign this Release without availing himself of the opportunity to consider its provisions for at least [twenty-one (21)][forty-five (45)] days. Executive hereby acknowledges that any decision to shorten the time for considering this Release prior to signing it is voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Release in the event Executive elected to consider this Release for at least [twenty-one (21)][forty-five (45)] days prior to signing the Release.

(e)    Executive understands that he may revoke this Release as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act 29 U.S.C. §§ 621-634, within seven (7) days after the date on which he signs this Release, and that this Release as it relates to such a claim does not become effective until the expiration of the seven (7) day period. In the event that Executive wishes to revoke this Release within the seven (7) day period, Executive understands that he must provide such revocation in writing to the then Chief Executive Officer at the address set forth below.

(f)    In agreeing to sign this Release, Executive is doing so voluntarily and agrees that he has not relied on any oral statements or explanations made by Chemical, the Bank or their representatives.

(g)    This Release shall not be construed as an admission of wrongdoing by either Executive, Chemical or the Bank.

3.    Notices. Every notice relating to this Release shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to Chemical and the Bank shall be delivered to Chemical’s Chief Executive Officer at Chemical Financial Corporation, 2301 W. Big Beaver Rd, Troy, MI 48084. All notices by Chemical and the Bank to Executive shall be delivered to Executive personally or addressed to Executive at Executive’s last residence address as then contained in the records of Chemical, the Bank or such other address as Executive may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by Chemical and the Bank to Executive at Executive’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

4.    Governing Law. To the extent not preempted by Federal law, this Release shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to conflicts of laws.

5.    Counterparts. This Release may be executed in two (2) or more counterparts, all of which when taken together shall be considered one (1), and the same Release and shall become effective when the counterparts have been signed by each party and delivered to the other party; it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

6.    Entire Agreement. This Release, when aggregated with the Change in Control Agreement and any applicable Equity Plans contains the entire understanding of the parties with respect to the subject matter hereof and together supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Release.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the day and year first written above.

Date:
Robert S.Rathbun Executive Vice President Retail & Regional President of the East Region Chemical Bank

Date:

Date:

WAIVER OF [21][45] DAY NOTICE PERIOD

I have been provided with the General Release Agreement (“Agreement”) between Chemical Financial Corporation (collectively with the Bank and all of their affiliates, “Chemical”) and _________ __. __________ (“Executive”).

I understand that I have [twenty-one (21)][forty-five (45)] days from the date the Agreement was presented to me to consider whether or not to sign the Agreement. I further understand that I have the right to seek counsel prior to signing the Agreement.

I am knowingly and voluntarily signing and returning the Agreement prior to the expiration of the [twenty-one (21)-day][forty-five (45)-day] consideration period. I understand that I have seven (7) days from signing the Agreement to revoke the Agreement, by delivering a written notice of revocation to the Chief Executive Officer, Chemical Financial Corporation, 2301 W. Big Beaver Rd., Troy, MI 48084.

Date:
Robert S.Rathbun Executive Vice President Retail & Regional President of the East Region Chemical Bank